Exhibit 10.46

May 1, 2006

Mr. Leslie J. Rechan
3720 Raboli Street
Pleasanton, California
94566

Dear Les:

Further to our recent conversations, I am pleased to offer you employment with Cognos Incorporated as a senior officer and its Chief Operating Officer, reporting directly to me. Your employment with us will commence as soon as possible on a date mutually agreed upon by us, but in any event no later than May 15, 2006 and is irrevocable by us until then on the condition that we have executed a mutually acceptable Employment Agreement. Our offer of employment comprises the following terms and conditions.

Base Salary & Incentive

Your annual base salary will be $375,000 (all dollar amounts are in U.S. dollars unless otherwise stated). You will also participate in the Company’s incentive plan and, at your level, will be eligible for an annual incentive opportunity for FY07 of $375,000. The actual percentage payout of the incentive will be based on corporate and individual performance, determined under Cognos Share in Success (SIS) Program (or any successor program), and will be payable following the release of audited financial statements for the FY07 fiscal year. Should you commence employment after May 15th, 2006, your incentive payout will be pro-rated but in any event will not be less than 75% of your pro-rated eligible incentive for FY07. Although your compensation is denominated in US dollars, for payroll purposes your compensation will be converted to Canadian dollars.

Signing Bonus

Upon joining Cognos you will be paid a one-time signing bonus of $250,000. Should you voluntarily leave Cognos or be terminated for “Just Cause” (as defined in your Employment Agreement) prior to the second anniversary of your joining date, you will be required to repay the signing bonus on a pro-rated basis.

Stock Options

You will be awarded options for 250,000 shares of Cognos stock. These options will be granted outside of the Cognos Incorporated 2003-2008 Stock Option Plan (“SOP”), but will be subject to the same terms and conditions as options granted under the SOP. These options are subject to approval by our Board of Directors. Consistent with our stock option grant process, the grant date of these stock options will be the third (3rd) trading day following the next release of the our audited financial results following your start date (“Equity Plan Award Date”). The strike price of your options will be the closing market price the day preceding the grant date. You must be a Cognos employee on the grant date to be eligible to receive these stock options. Those options will vest equally on the first 4 anniversaries of grant and expire on the 6th anniversary.

Mr. Leslie Rechan
May 1, 2006

Restricted Stock Units

You will be awarded 70,000 Restricted Share Units (“RSUs”). The RSUs will be granted in accordance with Cognos’ current practices and timing for such grants (i.e. during open trading windows, etc.). These RSUs are granted under the terms of the Cognos Incorporated 2002-2015 Restricted Stock Unit Plan and are subject to approval by our Board of Directors. Each RSU, upon vesting, is exchangeable for 1 Share of Cognos Incorporated common stock.

The terms of these RSU’s will be as follows:

(a) 45,000 will vest on the Equity Plan Award Date following the end of the fiscal quarter during which our reported revenue exceeds [Intentionally Omitted] on a trailing twelve month basis (“RSU Triggering Threshold”), on the condition that if Cognos does not achieve the RSU Triggering Threshold on or before the fifth (5th) anniversary of the grant date, these RSUs will expire, and

(b) 25,000 will vest on the fourth (4th) anniversary of the grant date unless the RSU Triggering Threshold is attained, in which case they will vest at the same time as those RSU’s in (a).

If your employment with Cognos is terminated without ‘Just Cause’ or for ‘Good Reason’ as contemplated in your Employment Agreement then your RSU’s will continue to vest for the duration of your severance period and if the RSU Triggering Threshold is reached, or the RSU’s otherwise vest, before the end of that period you will be awarded the shares underlying the RSU’s. If the RSU’s have not vested on or before the end of that severance period then at that time:

(i)	In the case of RSU’s contemplated in paragraph (a) above, a pro-rata number of RSU’s will vest in an amount determined by dividing your actual service by 5 years (to the nearest month and including the severance period) and multiplying the result (x) by 45,000, to produce an adjusted RSU Award (“Adjusted RSU Award”) and, as a separate calculation, (y) [Intentionally Omitted], to produce an adjusted performance threshold (“Adjusted RSU Triggering Threshold”). If the Adjusted RSU Triggering Threshold has been attained (using the same terms as in (a) above), then RSU’s in the amount of the Adjusted RSU Award shall vest as at the end of your severance period.

(ii)	In the case of RSU’s contemplated in paragraph (b) above, a pro-rata number will vest at the end of the severance period in an amount determined by dividing your service by 4 years (to the nearest month and including the severance period) and multiplying the result by 25,000.

Mr. Leslie Rechan
May 1, 2006

If Cognos acquires an entity having trailing twelve (12) months revenue greater than $50M as of the closing date of the acquisition (“Trailing Revenue”), the RSU Triggering Threshold will be increased by the acquired entity’s Trailing Revenue in excess of US$50M.

Income Tax Protection

As well, to ensure you do not incur additional tax resulting from working in Canada, we will adopt a “tax protection” approach for the first two years of your employment. Tax protection ensures that any Canadian or US tax assessments that are in excess of the amount you would have paid, had you remained in the United States, are borne by Cognos up to a maximum annual amount. In your case that amount will not exceed CDN$105,000 (on a fully grossed up basis) in each of the first two years of your employment with Cognos.

The tax protection amount will be determined by comparing your hypothetical U.S. tax and your actual U.S. and Canadian tax for the relevant taxation year. The hypothetical U.S. tax is an estimate of the U.S. federal and state income tax that is comparable to what you would pay if you remained in California and will be based on your current salary, marital status, number of dependents and appropriate deductions. The tax protection amount payable to you will be the amount, if any, by which your actual U.S. and Canadian tax burden is higher than your hypothetical tax. That amount will be grossed up to account for tax payable on the amount itself.

Relocation to Ottawa

Your employment is conditional upon your permanent relocation to Ottawa within a reasonable period, preferably within six (6) months. In recognition of the costs associated with relocating, Cognos will provide you with relocation assistance by reimbursing you for certain expenses, including but not limited to the following:

•	House-hunting trip expenses, as required;

•	Transportation of your family to Ottawa and associated travel & living expenses;

•	Temporary accommodation for a reasonable period of time, if required;

•	Real estate commissions, reasonable legal fees, mortgage prepayment penalty charges for your current principle residence and vacation property;

•	Duplicate carrying costs on principle residence for a reasonable period of time should you purchase a home in Ottawa prior to selling your home in the US (i.e. duplicate mortgage costs, home insurance, property taxes, utilities, etc.);

•	Closing costs associated with the purchase of a new principle residence (only) in Ottawa;

•	Packing, shipping, storing and unpacking of household goods, including up to 2 vehicles;

•	Services of Dada Destination Services to assist family with transition to new city/country;

Mr. Leslie Rechan
May 1, 2006

•	Assistance obtaining any necessary immigration approvals.

All of the above expenses must be approved by Cognos and supported by receipts. Cognos will consider other reasonable relocation-related expenses provided they are approved in advance and supported by receipts. To the extent that any of the relocation costs payable to you by Cognos are taxable, we will pay or reimburse you on a grossed-up basis to account for those taxes.

Should you voluntarily leave Cognos within twenty-four (24) months of your permanent relocation, you will be required to repay these relocation expenses on a pro-rated basis. A member of our Corporate Human Resources team, will contact you to coordinate your move to Ottawa.

Health Benefits

You will be covered by all Cognos Incorporated health benefits from your date of joining Cognos. Your family will be entitled to such benefits when they take up residence in Canada but in the interim we will enroll them in the health benefit program of our U.S. subsidiary, Cognos Corporation.

Tax Advice – Pre-Employment

To assist you in understanding the Canadian and US tax implications of this offer, we will reimburse, or pay on your behalf, fees incurred to retain the services of a senior tax professional, to a maximum of CDN $15,000. It is my understanding that Ms. Martha Skeggs, Firm Director, at Deloitte & Touche LLP has already contacted you in this regard.

Other

Cognos will provide you with a leased car of your choice (to a maximum annual lease rate of CDN $26,000), including maintenance expenses and insurance. As well, you will receive an annual membership at the Ottawa Hunt & Golf Club. You will receive 20 days annual vacation accrual. The foregoing is addressed in the attached Employment Agreement.

You and your dependents will be enrolled in the Cognos Incorporated employee benefits program. The Ontario Health Insurance Plan (OHIP) is only effective three (3) months after your arrival in Canada. To cover the initial three (3) months, Cognos will provide you with temporary provincial medical coverage. Please complete the enclosed form “Ottawa High Tech OHIP Replacement Enrollment Application” and return it with this offer letter.

As a senior officer of Cognos, you will be subject to the Cognos Insider Trading Policy and its Executive Stock Ownership Guidelines. Copies of these documents are attached. You will also be eligible for executive tax assistance. A copy of that Policy is attached.

Mr. Leslie Rechan
May 1, 2006

A form of your Employment Agreement with Cognos is enclosed and I look forward to reaching agreement on its terms as soon as possible. The provisions of this Offer Letter will be incorporated into your Employment Agreement.

Les, the entire management team and I are looking forward to having you join the Cognos team.

Sincerely,

COGNOS INCORPORATED

By:   /s/  Rob Ashe
        Rob Ashe
        President & CEO

I ACCEPT THE OFFER OF EMPLOYMENT SET OUT IN THE FOREGOING LETTER.

By:   /s/  Leslie Rechan
        Leslie Rechan

Date:   May 9, 2006

Enclosures:	Employment Agreement
RSU Plan
Stock Option Plan
Insider Trading Policy
Executive Stock Ownership Guidelines
Executive Tax Assistance Policy
Canadian Cognos Benefits Summary
OHIP Replacement Enrollment Application